Exhibit 3.4

Certificate of Merger

of

Global Trend Investments Limited

(a limited company incorporated in the British Virgin Islands)

into

Jerash Holdings (US), Inc.

(a Delaware corporation)

May 11, 2017

Jerash Holdings (US), Inc.. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), acting pursuant to Title 8, Section 252 of the General Corporation Law, does hereby certify:

First.	The name of the surviving corporation is Jerash Holdings (US), Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Global Trend Investments Limited, a limited company incorporated in the British Virgin Islands with company number 395431.

Second.	The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

Third.	The name of the surviving corporation is Jerash Holdings (US), Inc., a Delaware corporation, which will continue its existence as said surviving corporation.

Fourth.	The Certificate of Incorporation of the surviving corporation shall be the Certificate of Incorporation of the Corporation.

Fifth.	The authorized capital stock of Global Trend Investments Limited, a limited company incorporated in the British Virgin Islands, is 2,000,000 shares, par value $1.00 per share.

Sixth.	The merger is to be effective upon the filing of this Certificate.

Seventh.	The Agreement and Plan of Merger is on file at 19/F, Ford Glory Plaza, 37-39 Wing Hong Street, Cheung Sha Wan, Kowloon, Hong Kong, an office of the surviving corporation.

Eighth.	A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

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IN WITNESS WHEREOF, said surviving corporation has caused this Certificate to be signed by an authorized officer as of the date first above written.

Jerash Holdings (US), Inc.
a Delaware corporation

By:	/s/ Choi Lin Hung
Name: Choi Lin Hung
Title: President